Exhibit 10.1

CREDIT AGREEMENT

dated as of
May 25, 2006

among

CARRIZO OIL & GAS, INC.
as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors

The Lenders Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

$200,000,000 Senior Secured Revolving Credit Facility

i

Page

Section 11.14.	USA PATRIOT Act	88

SCHEDULES:

Schedule 2.01 - Applicable Percentages and Initial Commitments
Schedule 4.06 -- Disclosed Matters
Schedule 4.13 - Capitalization
Schedule 4.15 - Title Exceptions
Schedule 4.18 -- Deposit and Investment Accounts
Schedule 6.10 - Title Comments
Schedule 7.01 -- Existing Indebtedness
Schedule 7.02 -- Existing Liens
Schedule 7.04 - Pending Dispositions
Schedule 7.08 - Transactions with Affiliates
Schedule 7.09 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Borrower’s Counsel
Exhibit C - Form of Counterpart Agreement
Exhibit D - Form of Solvency Certificate
Exhibit E - Form of Intercreditor Agreement Amendment

v

CREDIT AGREEMENT dated as of May 25, 2006, among CARRIZO OIL & GAS, INC., as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing Crude Oil or Natural Gas or the acquisition by such Person of property or assets consisting of Oil and Gas Interests.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Percentage” means, at any date prior to August 1, 2007, the quotient, expressed as a percentage, of the Conforming Borrowing Base divided by the Borrowing Base.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of

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refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate amount of the Commitments of all of the Lenders, provided that in no event shall the Aggregate Commitment exceed the Maximum Facility Amount.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the outstanding principal amount of the Loans of all Lenders as of such date, plus the aggregate LC Exposure of all Lenders as of such date.

“Agreement” means this Credit Agreement, dated as of May 25, 2006 as it may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 2.01. If the Aggregate Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage	Eurodollar Spread	ABR Spread	Unused Commitment Fee Rate

Greater than or equal to 100%	300 b.p.	175 b.p.	50 b.p.

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Borrowing Base Usage	Eurodollar Spread	ABR Spread	Unused Commitment Fee Rate
Greater than 90% and less than 100%	225 b.p.	100 b.p.	50 b.p.
Greater than 75% and less than or equal to 90%	200 b.p.	75 b.p.	50 b.p.
Greater than 50% and less than or equal to 75%	175 b.p.	50 b.p.	37.5 b.p.
Less than or equal to 50%	150 b.p.	25 b.p.	37.5 b.p.

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Administrative Agent or has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better by Moody’s and (ii) any Lender Counterparty.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Approved Petroleum Engineer” means Ryder Scott Company, L.P., Fairchild & Wells, Inc., DeGolyer and MacNaughton or any other reputable firm of independent petroleum engineers selected by the Borrower and acceptable to the Administrative Agent and the Required Lenders.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

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“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Carrizo Oil & Gas, Inc., a Texas corporation, and its successors and permitted assigns.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time an amount equal to the amount determined in accordance with Section 3.01, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 3.02, Section 3.03, Section 3.04 and Section 3.05, or as otherwise adjusted or redetermined pursuant to Section 7.04; provided that in no event shall the Borrowing Base on any date exceed the Maximum Facility Amount.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.05(j).

“Borrowing Base Properties” means, at any time, all proved Oil and Gas Interests of the Borrower and the Restricted Subsidiaries described in the most recent Reserve Report evaluated by the Lenders for purposes of establishing the Borrowing Base and any other property or assets of the Borrower or the Restricted Subsidiaries, including the Equity Interests of Pinnacle, which may, at the request of the Borrower and with the approval of the Lenders, in their sole and absolute discretion, be evaluated and included in the determination of the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, other than as set forth in the following proviso, the quotient, expressed as a percentage, of (i) the Aggregate Credit Exposure as of such date, divided by (ii) the Borrowing Base; provided that, with respect to the determination of the Applicable Margin prior to August 1, 2007, “Borrowing Base Usage” means the quotient, expressed as a percentage, of (x) the quotient calculated pursuant to the foregoing clauses (i) and (ii), divided by (y) the Adjustment Percentage.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed;

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provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CCBM” means CCBM, Inc., a Delaware corporation and its successors and permitted assigns.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Investors shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under (and not be waived in accordance with) and as defined in the Second Lien Credit Agreement or any indenture or other loan or credit agreement or any other debt instrument evidencing any Material Indebtedness to which the Borrower or any Subsidiary is a party.

“Charges” has the meaning assigned to such term in Section 11.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.02, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04; provided that, no Lender’s Commitment shall exceed such Lender’s Applicable Percentage of the lesser of (x) the Maximum Facility Amount, and (y) the Borrowing Base. The initial amount of each Lender’s Commitment is set forth in Schedule 2.01, or in the

CARRIZO REVOLVING CREDIT AGREEMENT

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Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Competitor” means (a) any Person who is actively engaged in the Subject Business and (b) any Affiliate of a Person identified in the preceding clause (a) (it being agreed that an investment firm shall not be deemed to Control a Person described in such clause (a) merely as a result of owning a minority interest in such Person if it does not otherwise control such Person).

“Conforming Borrowing Base” means, at any time an amount equal to the amount determined in accordance with Section 3.01, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 3.02, Section 3.03, Section 3.04 and Section 3.05 or as otherwise adjusted or redetermined pursuant to Section 7.04, provided that in no event shall the Conforming Borrowing Base exceed the Borrowing Base.

“Consolidated Current Assets” means, as of any date of determination, the total of the Borrower’s consolidated current assets (excluding assets of Unrestricted Subsidiaries), including all Unused Commitments, determined in accordance with GAAP. Current assets will not include non-cash assets, if any, arising from the marking to market of Swap Agreements pursuant to FASB Statement No. 133 and related pronouncements.

“Consolidated Current Liabilities” means, as of any date of determination, the total of the Borrower’s consolidated current liabilities (excluding liabilities of Unrestricted Subsidiaries), excluding current maturities of the Loans, determined in accordance with GAAP. Current liabilities will not include (a) non-cash obligations, if any, arising from the marking to market of Swap Agreements pursuant to FASB Statement No. 133 and related pronouncements or (b) the non-cash effects, if any, of any non-cash stock option re-pricing accrual.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means the Borrower’s consolidated earnings determined in accordance with GAAP (excluding earnings of Unrestricted Subsidiaries) before interest expense, income taxes, depreciation, amortization, depletion, oil and gas asset impairment write downs, lease impairment expense, gains and losses from the sale of capital assets, and other non-cash charges. EBITDA shall not include non-cash effects of (i) the early extinguishment of long-term debt, (ii) CCBM’s equity investment in Pinnacle and (iii) stock option re-pricing expense.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.13.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means collectively, Borrower, and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or any participation in any Letter of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defensible Title” means, with respect to the assets of the Borrower (a) the title of the Borrower to such assets is free and clear of all Liens of any kind whatsoever (except Permitted Liens) and (b) with respect to the Mortgaged Properties, the representations and warranties set forth in Section 4.15 are true and correct.

“Designated Title Exceptions” has the meaning assigned to such term in Section 4.15.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

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“Domestic Subsidiary” means, with respect to any Person, a subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Account” has the meaning assigned to such term in Section 6.15.

“Engineered Value” means, the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Oil and Gas Interests as set forth in the Reserve Report.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of

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ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Revolving Facility” means that certain revolving credit facility evidenced by that certain Credit Agreement dated September 30, 2004, by and among the Borrower, CCBM, Hibernia National Bank, as Agent, Union Bank of California, as Co-Agent and the banks and other financial institutions from time to time a party thereto as lenders, and any promissory notes executed in connection therewith, security instruments and any other agreements executed in connection with such Credit Agreement as amended, modified, supplemented or restated from time to time.

“FASB” means Financial Accounting Standards Board.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds

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transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Balancing Agreement” means any agreement or arrangement whereby the Borrower or any Restricted Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which the Borrower or any Restricted Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

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“Guarantor” means CCBM and each other Restricted Subsidiary that hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03.

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base” has the meaning assigned to such term in Section 3.01.

“Initial Reserve Reports” means the reserve reports of Ryder Scott Company L.P., Fairchild & Wells, Inc. and DeGolyer and MacNaughton, in each case setting forth, among other things, (a) the oil and gas properties owned directly by the Borrower and CCBM (other than immaterial properties excluded consistent with past practice) as of December 31, 2005, (b) the proved reserves attributable to such oil and gas properties and (c) a projection of the rate of production and net income of such proved reserves as of December 31, 2005.

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“Intercreditor Agreement” means an Intercreditor Agreement by and among the Administrative Agent, the Second Lien Agent, the Borrower and CCBM, dated July 21, 2005, as amended, modified, supplemented or restated from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Swap Agreement with any Credit Party.

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“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter, the Intercreditor Agreement and any other agreements executed in connection with this Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business assets, property, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which Borrower or any Restricted Subsidiary is a party or by which any Oil and Gas Interests owned by Borrower or a Restricted Subsidiary is bound, a net overproduced gas imbalance to Borrower and the Restricted Subsidiaries, taken as a whole, in excess of $5,000,000.

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“Material Indebtedness” means Indebtedness permitted under Section 7.01(h) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Borrowing Base Properties to which the Borrower or any Restricted Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 10% of the aggregate volume of Hydrocarbons sold by the Borrower and the Restricted Subsidiaries, on a consolidated basis, from the Borrowing Base Properties during the twelve months immediately preceding such date.

“Maturity Date” means May 25, 2010.

“Maximum Facility Amount” means $200,000,000.

“Maximum Liability” has the meaning assigned to such term in Section 8.10.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Monthly Reduction” has the meaning assigned to such term in Section 3.05.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Interests described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.09. All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

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“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(c).

“Non-Recourse Debt” means Indebtedness of CCBM to Rocky Mountain Gas, Inc., and Indebtedness of the Borrower or any Guarantor for which the Borrower or such Guarantor, as the case may be, is not personally liable for payment of such Indebtedness.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them and the Lender Counterparties under any Loan Document or Swap Agreement (including, with respect to any Swap Agreement, obligations owed under any Swap Agreement to any Person that was a Lender Counterparty at the time such Swap Agreement was entered into), whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, payments for early termination of Swap Agreements, funding indemnification amounts, fees, expenses, indemnification or otherwise.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) operating leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Crude Oil, Natural Gas and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the

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foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 11.04.

“Payment Currency” has the meaning assigned to such term in Section 8.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Disposition” means any Disposition (a) of equipment which is worthless or obsolete, (b) of inventory (including Hydrocarbons sold as produced and seismic data) which is sold in the ordinary course of business, (c) of interests in oil and gas leases, or portions thereof (if released or abandoned but not otherwise sold or transferred), so long as no well situated on any such lease, or located on any unit containing all or any part thereof, is capable (or is subject to being made capable through commercially feasible operations) of producing Hydrocarbons or minerals in commercial quantities, (d) of cash and cash equivalents otherwise permitted under this Agreement, (e) constituting dividends and distributions permitted by Section 7.07, (f) constituting Permitted Liens and (g) constituting investments, loans and advances permitted by Section 7.05.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefore;

(b) Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers, material men and other Liens arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefore;

(c) inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

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(d) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations and oil, gas and mineral leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract form the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g) deposits, encumbrances or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(h) any Designated Title Exceptions which are incurred in the ordinary course of business and would not materially adversely affect the operations of the Borrower or otherwise in the aggregate have a Material Adverse Effect;

(i) encumbrances arising out of judgments or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review; provided that the Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award; and

(j) Liens affecting the Borrower’s Equity Interests in an Unrestricted Subsidiary.

“Permitted Investments” means:

(a) investments in U.S. Government Securities;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof (other than commercial paper issued by the Borrower or an Affiliate of the Borrower) and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances, repurchase agreements and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the

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United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) investments in shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least $100,000,000 and invest only in obligations described in clauses (a) through (c) above to the extent that such shares are rated by Moody’s or S&P in one of the two highest rating categories assigned by such agency for shares of such nature.

“Permitted Investors” means the directors, officers and other management employees of the Borrower that are shareholders of the Borrower on the Effective Date and their respective affiliates.

“Permitted Liens” means Liens permitted under Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pinnacle” means Pinnacle Gas Resources, Inc., a Delaware corporation and its successors and permitted assigns.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge and Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of Borrower or any Restricted Subsidiary in the Equity Interest of each Restricted Subsidiary and otherwise in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in Chicago, Illinois, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” means (i) with respect to the Projections to be attached to the Solvency Certificate required under Section 5.01(m), the Borrower’s forecasted cash flow projections for the remaining portion of the fiscal year ending December 31, 2006, and (ii) with respect to the Projections required under Section 6.01(h), the Borrower’s forecasted cash flow projections for such fiscal year, in each case with respect to clauses (i) and (ii), prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in form and substance reasonably satisfactory to the Administrative Agent.

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“Redetermination” means any Scheduled Redetermination, any Special Redetermination.

“Redetermination Date” means (a) with respect to any Scheduled Redetermination, each May 1 and November 1 of each year, commencing November 1, 2006, and (b) with respect to any Special Redetermination (other than the Special Redetermination set forth in the following clause (c)), the first day of the first month which is not less than twenty (20) Business Days following the date of a request for a Special Redetermination and (c) with respect to any Redetermination pursuant to Section 3.04 or Section 7.04, the date notice of such Redetermination is delivered to the Borrower pursuant to Section 3.06.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least 66-2/3% of the sum of the Aggregate Credit Exposure and all Unused Commitments of all Lenders at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least 66-2/3% of the sum of the Aggregate Credit Exposure of all Lenders at such time; provided that the Commitment of and the Credit Exposures held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Reserve Report” means an unsuperseded engineering analysis of the Borrowing Base Properties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Scheduled Redetermination” means any redetermination of the Borrowing Base pursuant to Section 3.02.

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“Second Lien Agent” means, Credit Suisse in its capacity as contractual representative of the financial institutions and other Persons from time to time a party to the Second Lien Facility and any successor agent appointed pursuant to the terms of the Second Lien Facility Documents.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated July 21, 2005, by and among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and Credit Suisse, as Administrative Agent, as amended, modified, supplemented or restated from time to time to the extent permitted under this Agreement.

“Second Lien Facility” means the second lien term loan facility evidenced by the Second Lien Facility Documents.

“Second Lien Facility Documents” means the Second Lien Credit Agreement and any promissory notes executed in connection therewith, security instruments and any other agreements executed in connection with such Second Lien Credit Agreement as the same may be amended, modified, supplemented or restated from time to time to the extent permitted under this Agreement.

“Second Lien Loans” means the term loans made under the Second Lien Facility.

“Second Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Secured Party” means the Administrative Agent, any Lender and any Lender Counterparty and shall include Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Lenders or Lender Counterparties.

“Security Instruments” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Oil and Gas Interests of the Borrower and the Restricted Subsidiaries and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Special Redetermination” means any redetermination of the Borrowing Base made pursuant to Section 3.03 or Section 3.04.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve

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percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for peroration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Business” means the exploration, development, exploitation and production of Natural Gas and Crude Oil.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent any subsidiary of the Borrower. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower. For the sake of clarity, Administrative Agent and each Lender acknowledge and agree that as of the Effective Date, Pinnacle is not a Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

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“Total Net Debt” means, on any date of determination, the Borrower’s consolidated Indebtedness excluding Non-Recourse Debt and Indebtedness of any Unrestricted Subsidiary on such date, less the amount of unrestricted cash and cash equivalents on hand of the Borrower and the Guarantors as of such date.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the repayment of all amounts outstanding under the Existing Revolving Facility and the amendment of the Intercreditor Agreement pursuant to an amendment in substantially the form of Exhibit E.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may at any time and from time to time designate any Subsidiary (including any newly acquired or newly formed Subsidiary but excluding CCBM or any other Subsidiary that owns or operates Oil and Gas Interests included in the Borrowing Base Properties or other interests of the type described in clauses (d) or (e) of the definition of Oil and Gas Interests relating to any Borrowing Base Properties)) to be an Unrestricted Subsidiary provided that (i) no Default or Event of Default has occurred or is continuing at the time of such designation and after giving effect to such designation, (ii) immediately after such designation, no Restricted Person has any Obligation to pay any Indebtedness of such Subsidiary, has in any way guaranteed any Indebtedness of such Subsidiary, or has any assets or properties (excluding a pledge of the Equity Interests in such Subsidiary) which are subject to any Lien securing any Indebtedness of such Subsidiary, and (iii) notice of any such designation is promptly given to the Administrative Agent in writing.

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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Section 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan) and Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed non-producing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

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Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Termination and Reduction of the Aggregate Commitment.

(a) Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, and (ii) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 and Section 2.10, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitment.

Section 2.03. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmit by electronic communication if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

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(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, or such terms and conditions contain representations, defaults, covenants, or grants of security not found in this Agreement or any other Loan Document, such provisions shall be deemed ineffective and the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such

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renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above);

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or,

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to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent

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and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article IX. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under

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this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits and interest at the rate per annum in effect for accounts of the same type maintained with the Administrative Agent at such time, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 66-2/3% or more of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an Eligible Account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) with respect to any Borrowing, whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that any promissory note issued to evidence any Lender’s Loans shall be in a stated amount equal to such Lender’s Applicable Percentage of the Maximum Facility Amount. Thereafter, the Loans evidenced by such promissory note

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and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section. Any prepayment by the Borrower of any Borrowing shall be without premium or penalty, provided that the Borrower shall be obligated to pay any funding indemnification amounts due under Section 2.15.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic communication approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.10. Mandatory Prepayment of Loans.

(a) Except as otherwise provided in Section 2.10(b), in the event a Borrowing Base Deficiency exists, the Borrower shall, within ten (10) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent that the Borrower intends to take one or more of the following actions: (i) provide the Secured Parties within thirty (30) days thereafter and by instruments reasonably satisfactory in form and substance to the Administrative Agent, with additional security consisting of Oil and Gas Interests with a value and quality satisfactory to the Lenders in their sole discretion sufficient to eliminate such Borrowing Base Deficiency, or (ii) within thirty (30) days thereafter, prepay, without premium or penalty (other than funding indemnification amounts due under Section 2.15), the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency, (iii) prepay, without premium or penalty, the principal amount of such Borrowing Base Deficiency in not more than six (6) equal monthly installments plus

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accrued interest thereon and to make the first such monthly payment on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency or (iv) by a combination of such additional security and such prepayments to eliminate such Borrowing Base Deficiency.

(b) If the Borrower or any Restricted Subsidiary Disposes of any Borrowing Base Properties at any time a Borrowing Base Deficiency exists or would exist after giving effect to such Disposition, the Borrower shall prepay the Borrowings in an amount sufficient to eliminate such Borrowing Base Deficiency on the date such Disposition is consummated; provided, however that amounts applied to the payment of Borrowings pursuant to this Section may be reborrowed subject to and in accordance with the terms of this Agreement. Amounts applied to the prepayment of Borrowings pursuant to this Section shall be first applied ratably to ABR Borrowings then outstanding and, upon payment in full of all outstanding ABR Borrowings, second, to Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto, subject to the payment of any funding indemnification amounts required by Section 2.15 but without penalty or premium.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Applicable Rate times the daily average of the Unused Commitment. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the total Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion

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thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Commitment and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitment terminates and any such fees accruing after the date on which the Aggregate Commitment terminates shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan

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(other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

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(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth (i) the amount or amounts reasonably necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and (ii) in reasonable detail the basis for, and the calculation of, such additional amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certifi-cate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto,

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whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Mail Code IL1-0634, 21 South Clark

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Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security Instruments, the parties entitled to a ratable share of such funds pursuant to the foregoing clause (ii) and the determination of each parties’ ratable share shall include, on a pari passu basis, the Lender Counterparties and the actual aggregate amounts then due and owing to each Lender Counterparty by the Borrower or any Guarantor as a result of the early termination of any transactions under any Swap Agreements included in the Obligations (after giving effect to any netting agreements).

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation

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pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to (x) file any certificate or document reasonably requested by the Borrower or (y) designate a different lending office for funding or booking its Loans hereunder or to or (y) assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions

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contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unrea-sonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 11.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or if any Lender is a Defaulting Lender; then, the Borrower may elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unrea-sonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article III

Borrowing Base

Section 3.01. Reserve Report; Proposed Borrowing Base; Conforming Borrowing Base. During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be $40,000,000 (the “Initial Borrowing Base”) and the Conforming Borrowing Base shall be $35,000,000. As soon as available and in any event by March 1 and September 1 of each year, beginning September 1, 2006, the Borrower shall deliver

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to the Administrative Agent and each Lender a Reserve Report, prepared as of the immediately preceding December 31 and June 30, respectively, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of any Reserve Report other than the Reserve Report due on March 1 of each year, by petroleum engineers employed by the Borrower or its Subsidiaries) together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties. Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrower shall submit to the Administrative Agent and each Lender the Borrower’s requested amount of the Borrowing Base as of the next Redetermination Date and a certificate of the chief financial officer of the Borrower certifying that such requested amount does not exceed the maximum principal amount of Loans outstanding plus LC Exposure permitted under Section 7.01 of the Intercreditor Agreement together with reasonably detailed calculations of such maximum amount. Promptly after the receipt by the Administrative Agent of such Reserve Report and Borrower’s requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base and, with respect to any Redetermination prior to August 1, 2007, the Conforming Borrowing Base as of the next Redetermination Date; provided that no Redetermination of the Conforming Borrowing Base shall be required after August 1, 2007.

Section 3.02. Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to the Administrative Agent and the Lenders pursuant to Section 3.01, the Lenders shall redetermine the Borrowing Base on or prior to the next Redetermination Date and, if such Redetermination Date is prior to August 1, 2007, the Conforming Borrowing Base (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Lenders). Any Borrowing Base or Conforming Borrowing Base which becomes effective as a result of any Redetermination shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Maximum Facility Amount, (b) such Conforming Borrowing Base shall not exceed such Borrowing Base, (c) to the extent such Borrowing Base or Conforming Borrowing Base represents an increase in the Borrowing Base or the Conforming Borrowing Base in effect prior to such Redetermination, such Borrowing Base or Conforming Borrowing Base, as the case may be, must be approved by all Lenders, and (d) to the extent such Borrowing Base or Conforming Borrowing Base represents a decrease in the Borrowing Base or Conforming Borrowing Base in effect prior to such Redetermination or a reaffirmation of such prior Borrowing Base or Conforming Borrowing Base, such Borrowing Base or Conforming Borrowing Base must be approved by the Administrative Agent and Required Lenders. If a redetermined Borrowing Base or Conforming Borrowing Base is not approved by the Administrative Agent and Required Lenders within twenty (20) days after the submission to the Lenders by the Administrative Agent of its recommended Borrowing Base and Conforming Borrowing Base pursuant to Section 3.01, or by all Lenders within such twenty (20) day period in the case of any increase in the Borrowing Base or Conforming Borrowing Base, the Administrative Agent shall notify each Lender that the recommended Borrowing Base and Conforming Borrowing Base, as the case may be, has not been approved and request that each Lender submit to the Administrative Agent within ten (10) days thereafter its proposed Borrowing Base and proposed Conforming Borrowing Base. Promptly following the 10th day after the Administrative Agent’s request for each Lender’s proposed Borrowing Base and proposed Conforming Borrowing Base, the Administrative Agent

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shall determine the Borrowing Base and Conforming Borrowing Base for such Redetermination by calculating the highest Borrowing Base and highest Conforming Borrowing Base then acceptable to the Administrative Agent and a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base or the Conforming Borrowing Base). Each Redetermination shall be made by the Lenders in their sole discretion, but based on the Administrative Agent’s and such Lender’s usual and customary procedures for evaluating Oil and Gas Interests as such exist at the time of such Redetermination, and including adjustments to reflect the effect of any Swap Agreements of the Borrower and the Restricted Subsidiaries as such exist at the time of such Redetermination. The Borrower acknowledges and agrees that each Redetermination shall be based upon the loan collateral value which each Agent and each Lender in its sole discretion (using such methodology, assumptions and discount rates as the Administrative Agent and such Lender customarily uses in assigning collateral value to Oil and Gas Interests) to the Borrowing Base Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Credit Parties) as the Administrative Agent and such Lender customarily considers in evaluating similar oil and gas credits. It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base or the Conforming Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Aggregate Commitment or otherwise. If the Borrower does not furnish all information, reports and data required to be delivered by any date specified in this Article III, the Administrative Agent and Lenders may nonetheless designate the Borrowing Base and the Conforming Borrowing Base at any amounts which the Administrative Agent and Lenders in their reasonable discretion determine and may redesignate the Borrowing Base and the Conforming Borrowing Base from time to time thereafter until the Administrative Agent and Lenders receive all such information, reports and data, whereupon the Administrative Agent and Lenders shall designate a new Borrowing Base and a new Conforming Borrowing Base, as described above.

Section 3.03. Special Redeterminations. In addition to Scheduled Redeterminations, the Borrower shall be permitted to request a Special Redetermination of the Borrowing Base and the Conforming Borrowing Base once between each Scheduled Redetermination and the Required Lenders shall be permitted to request a Special Redetermination at any time. Any request by Borrower pursuant to this Section 3.03 shall be submitted to the Administrative Agent and each Lender and at the time of such request (or within twenty (20) days thereafter in the case of the Reserve Report) Borrower shall (1) deliver to the Administrative Agent and each Lender a Reserve Report prepared as of a date prior to the date of such request that is reasonably acceptable to the Administrative Agent and such other information which the Administrative Agent shall reasonably request, and (2) notify the Administrative Agent and each Lender of the Borrowing Base requested by Borrower in connection with such Special Redetermination. Any request by Required Lenders pursuant to this Section 3.03 shall be submitted to the Administrative Agent and the Borrower. Any Special Redetermination shall be made by the Administrative Agent and Lenders in accordance with the procedures and standards set forth in Section 3.02; provided that no Reserve Report is required to be delivered to the Administrative Agent or the Lenders in connection with any Special Redetermination requested by the Required Lenders pursuant to this Section 3.03.

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Section 3.04. Special 2006 Redetermination. In addition to any Special Redetermination pursuant to Section 3.03, the Borrower shall deliver to the Administrative Agent, on or before July 1, 2006, an update of each of the Initial Reserve Reports as of June 1, 2006 which update shall be prepared by petroleum engineers that are employees of the Borrower and shall set forth, in reasonable detail, any material changes in the values assigned to the Borrowing Base Properties since December 31, 2005. On or about August 1, 2006, the Administrative Agent and the Lenders shall make a Special Redetermination of the Borrowing Base in accordance with the procedures and standards set forth in Section 3.02 based on the Initial Reserve Reports as adjusted by such update.

Section 3.05. Potential Monthly Reductions and Other Adjustments.

(a) In the event the Redetermination of the Borrowing Base pursuant to Section 3.04 is not made on or prior to August 1, 2006 as a result of the Borrower failing to comply with the requirements of this Article III with respect to such Redetermination on the dates required without giving effect to any grace or cure period provided in Article IX with respect to any such failure, the Borrowing Base shall be reduced by $1,750,000 on August 1, 2006 and on the first day of each month thereafter (the “Monthly Reduction”) until the Borrowing Base is otherwise redetermined pursuant to this Article III.

(b) In the event the outstanding principal balance of the Indebtedness under the Second Lien Facility exceeds $150,000,000 at any time after the Effective Date, the Borrowing Base then in effect shall be reduced by $1.00 for every $4.00 of such additional Indebtedness as of the date such additional Indebtedness is incurred.

Section 3.06. Notice of Redetermination. Promptly following any Redetermination of the Borrowing Base or the Conforming Borrowing Base, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base and Conforming Borrowing Base, which Borrowing Base and Conforming Borrowing Base shall be effective as of the date specified in such notice, and such Borrowing Base and Conforming Borrowing Base shall remain in effect for all purposes of this Agreement until the next Redetermination.

Section 3.07. Pinnacle Equity Interests. In connection with any Redetermination of the Borrowing Base and at the request of Borrower, the Lenders may, in their sole and absolute discretion, consider whether to attribute value to the Borrower’s investment in the Equity Interests of Pinnacle in connection with such Redetermination and in the event value is attributed to the Borrowing Base for such Equity Interests, the Borrower shall cause such Equity Interests to be subject to a first and prior Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to a pledge agreement substantially similar to the Pledge Agreement and take all actions reasonably required to perfect such Lien.

Article IV

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that (it being understood and agreed that with respect to the Effective Date such representations and warranties are

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deemed to be made concurrently with and after giving effect to the consummation of the Transactions):

Section 4.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every juris-diction where such qualification is required.

Section 4.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for reports required to be filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934), (b) will not result in a violation by the Borrower or any Restricted Subsidiary of any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary in excess of $5,000,000, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary other than Permitted Liens.

Section 4.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Pannell Kerr Forester of Texas, P.C., independent public accountants and (ii) as of and for the fiscal quarter and portion of the fiscal year ended March 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

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(b) Since March 31, 2006, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole.

(c) As of the Effective Date, the aggregate outstanding principal balance of the Second Lien Loans is $150,000,000.

Section 4.05. Properties.

(a) Except as otherwise provided in Section 4.15 with respect to Oil and Gas Interests, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possi-bility of an adverse determination and that, if adversely deter-mined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions; provided that no breach of this Section 4.06 shall occur if the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary to the Borrower’s knowledge (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

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Section 4.07. Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 4.08. Investment and Holding Company Status. Neither the Borrower nor any Restricted Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regula-tion under, the Public Utility Holding Company Act of 1935.

Section 4.09. Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11. Disclosure. All written information heretofore or contemporaneously herewith furnished by the Borrower to the Administrative Agent and/or the Lenders for the purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding projections, estimates, and engineering reports) is, and all such information hereafter furnished by or on behalf of the Borrower to the Administrative Agent and/or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading as of such date, in light of the circumstances under which the statements contained in such information were made, taken as a whole. To the best knowledge of the Borrower, the engineering reports delivered to the Administrative Agent and/or the Lenders in connection with this Agreement do not contain any material inaccuracies and/or omissions. The said engineering reports, however, are based upon professional opinions, estimates and projections and the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. All other projections and estimates by the Borrower delivered hereunder or in connection herewith were prepared in good faith on the basis of the assumptions believed by the Borrower in good faith to be reasonable in light of the then current and foreseeable business conditions of the Borrower

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and its Subsidiaries at the time of preparation thereof, it being understood by the Administrative Agent and the Lenders that actual results may vary from projected results.

Section 4.12. Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13. Capitalization. Schedule 4.13 lists for the Borrower and each Restricted Subsidiary as of the Effective Date, its full legal name, its jurisdiction of organization, and its federal tax identification number and for each Restricted Subsidiary, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

Section 4.14. Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

Section 4.15. Title to Mortgaged Properties. Except as set forth on Schedule 4.15 attached hereto, each Credit Party has Defensible Title to each Mortgaged Property having a book cost in excess of $200,000 (except to the extent that (a) such assets have thereafter been disposed of in compliance with this Agreement or (b) leases for such property have expired pursuant to their terms), in each case free and clear of all Liens, except (i) Permitted Liens, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority, (iii) all lessors’ royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production, (iv) the terms and conditions of joint operating agreements and other oil and gas contracts, (v) all rights to consent by required notices to, and filing with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, trial or other domestic governmental oil and gas leases, if the same are customarily obtained subsequent to such change of ownership or control, but only insofar as such consents, notices, filings and other actions relate to the transactions contemplated by this Agreement, (vi) any preferential purchase rights, (vii) required third party consents to assignment, (viii) conventional rights of reassignment prior to abandonment and (ix) the terms and provisions of oil and gas leases, unit agreements, pooling agreements, and other documents creating interests comprising the oil and gas properties; provided, however, the exceptions described in clauses (i) through (viii) inclusive above are qualified to include only those exceptions in each case which do not operate to (A) reduce the net revenue interest of any Credit Party below that set forth in the Reserve Report, (B) increase the proportionate share of costs and

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expenses of leasehold operations attributable to or to be borne by the working interest of any Credit Party above that set forth in the Reserve Report without a proportionate increase in the net revenue interest of such Credit Party or (C) increase the working interest of any Credit Party above that set forth in the Reserve Report without a proportionate increase in the net revenue interest of such Credit Party, and provided further that the foregoing defects, limitations, liens and encumbrances, whether individually material or not, do not in the aggregate create a Material Adverse Effect (the categories of exceptions in clauses (i) through (viii), as so qualified and as any such exceptions may exist from time to time, being referred to as the “Designated Title Exceptions”). The Mortgages constitute legal, valid and perfected first Liens on the property interests covered thereby, subject only to Designated Title Exceptions, Permitted Liens, the Intercreditor Agreement, and matters disclosed on Schedule 4.15. Further, (x) as of the Effective Date, all Oil and Gas Interests subject to mortgages pursuant to the Second Lien Credit Agreement are Mortgaged Properties and (y) the matters disclosed on Schedule 4.15 do not materially alter the net revenue interest or working interest of any Credit Party set forth in the Reserve Report.

Section 4.16. Insurance. The certificate signed by the Financial Officer that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by the Borrower to the Administrative Agent and the Lenders as of the Effective Date, is complete and accurate in all material respects as of the Effective Date and demonstrates the Borrower’s and the Restricted Subsidiaries’ compliance with Section 6.05. The Borrower maintains insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower operates.

Section 4.17. Solvency.

(a) Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a consolidated basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

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Section 4.18. Deposit Accounts. Except as set forth on Schedule 4.18 and other deposit and investment accounts maintained at financial institutions other than the Administrative Agent (the aggregate balance of which does not exceed $200,000 at any time for all such other deposit and investment accounts taken as a whole), no Credit Party has any deposit or investment accounts (and no Affiliate of any Credit Party has any deposit or investment account) into which proceeds of Hydrocarbon production from the Oil and Gas Interests included in the Borrowing Base Properties are deposited. From and after 60 days after the Effective Date, except for deposit and investment accounts maintained at financial institutions other than the Administrative Agent the aggregate balance of which does not exceed $200,000 at any time, all proceeds of Hydrocarbon production from the Oil and Gas Interests included in the Borrowing Base Properties and all distributions and dividends on any Equity Interests owned by any Credit Party are deposited and maintained, from the date of receipt by any Credit Party, in a deposit or investment account subject to a first and prior perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties.

Section 4.19. Pending Dispositions. Except for the Oil and Gas Interests identified as the C&E Unit 1H, none of the Oil and Gas Interests or other properties listed on Schedule 7.04 are Borrowing Base Properties.

Article V

Conditions

Section 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Baker Botts LLP, counsel for the Credit Parties, substantially in the form of Exhibit B, (ii) special Louisiana counsel for the Administrative Agent covering the enforceability and recordability of the Mortgages relating to Borrowing Base Properties in Louisiana and with respect to the foregoing clauses (i) and (ii) covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Credit Parties hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or

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the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a chief financial officer of the Borrower, confirming that the Borrower has (i) complied with the conditions set forth in paragraphs (a) and (b) of Section 5.02, (ii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary) (iii) taken all actions necessary to cause the Loan Documents to be the “First Lien Loan Documents” under and as defined in the Intercreditor Agreement and the Obligations to be the “First Lien Obligations” under and as defined in the Intercreditor Agreement, and (iv) calculated that, based on the Initial Reserve Reports and as of the Effective Date after giving effect to the Transactions, the maximum principal amount of the Loans plus LC Exposure permitted under Section 7.01 of the Intercreditor Agreement is at least 120% of the Initial Borrowing Base and attached to such certificate reasonable detailed calculations demonstrating that such maximum principal amount exceeds the Initial Borrowing Base by such percentage.

(e) The Administrative Agent, the Lenders and the Lead Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

(f) The Administrative Agent shall have received the Mortgages to be executed on the Effective Date pursuant to Section 6.09 of this Agreement, duly executed and delivered by the appropriate Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings reasonably requested by the Administrative Agent, including, without limitation, UCC-1 financing statements, tax affidavits and applicable department of revenue documentation, creating first and prior Liens, subject to Permitted Encumbrances, in Oil and Gas Interests having an Engineered Value equal to or greater than (i) ninety percent (90%) of the Engineered Value of the proved developed producing and proved developed non-producing reserves included in the Borrowing Base Properties, (ii) fifty percent (50%) of the Engineered Value of all Borrowing Base Properties, in each case with respect to the foregoing clauses (i) and (ii), excluding any Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas and (iii) fifty percent (50%) of the Engineered Value of the Borrower’s and each Guarantor’s Oil and Gas Interests, taken as a whole, in the area known as the Camp Hill Field in Anderson County, Texas.

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(g) The Administrative Agent shall have received opinions of counsel and other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (i) the Credit Parties’ title to not less than fifty percent (50%) of the Engineered Value of the Borrowing Base Properties and (ii) the validity, perfection and priority of the Liens to be created by the Mortgages.

(h) The Administrative Agent shall have received the Pledge Agreement to be executed on the Effective Date pursuant to Section 6.14 of this Agreement, duly executed and delivered by the appropriate Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements, creating first and prior Liens, subject to Permitted Liens, in all Equity Interests of each Restricted Subsidiary now or hereafter owned by Borrower or any Restricted Subsidiary.

(i) On or prior to the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent setting forth the Loans requested by the Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

(j) If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.05 of this Agreement.

(k) The Administrative Agent shall have received such financing statements (including, without limitation, the financing statements referenced in clauses (f) and (h) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record on or after the Effective Date in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(l) The Administrative Agent shall have received evidence or assurances satisfactory to it that the Existing Revolving Facility shall have been (or concurrently with the effectiveness of this Agreement and the funding of the initial Loans hereunder, will be) paid in full and that all Liens securing the Existing Revolving Facility, have been (or concurrently with the funding of the initial Loans, will be) released, and promptly after the Effective Date original executed instruments releasing and terminating any such Liens in a form suitable for filing in the applicable jurisdiction shall be delivered.

(m) The Administrative Agent shall have received a Solvency Certificate in the form attached hereto as Exhibit D, dated the Effective Date, and signed by the Chief Financial Officer of the Borrower.

(n) The Lenders shall have received from the Borrower (i) the financial statements described in Section 4.04, (ii) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarter and portion of the fiscal year ended March 31, 2006, which balance sheet shall be prepared consistent in all respects

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with the information previously provided by the Borrower to the Administrative Agent and the Lenders and otherwise in form and substance satisfactory to the Administrative Agent and (iii) the Projections.

(o) The Administrative Agent, the Second Lien Agent and the Credit Parties shall have executed and delivered an amendment to the Intercreditor Agreement in the form attached hereto as Exhibit E.

(p) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(q) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to have a Material Adverse Effect.

(r) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(s) The Borrower shall have delivered to the Administrative Agent a description of the sources and uses of funding for the Transactions that is consistent with the terms of the Loan Documents and otherwise satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and taking into account any amendments to the schedules or exhibits as a result of any disclosures made in writing by the Borrower to the Administrative Agent after the Effective Date and approved by the Administrative Agent and Required Lenders in writing.

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(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article VI

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

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(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.12;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Govern-mental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its share-holders generally, as the case may be;

(e) as soon as available, and in any event no later than March 1 and September 1 of each year, the Reserve Reports required on such dates pursuant to Section 3.01;

(f) together with the Reserve Reports required under clause (e) above, (i) a report, in reasonable detail, setting forth the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Swap Agreement and the term of each such Swap Agreement; (ii) a true and correct schedule of the Mortgaged Properties, (iii) the percentage of the Engineered Value of the Borrowing Base that the Mortgaged Properties represent and (iv) a description of the additional Oil and Gas Interests, if any, to be mortgaged by the Credit Parties to comply with Section 6.09 and the Engineered Value thereof;

(g) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, the following reports and information for such fiscal quarter: production reports for the Borrowing Base Properties, commodity prices, sales revenues, operating expenses for the Borrowing Base Properties and production taxes, in form reasonably acceptable to the Administrative Agent;

(h) as soon as available and in any event within 60 days after the beginning of each fiscal year of the Borrower, Projections for such fiscal year on a month to month basis; and

(i) promptly following any request therefor, including any request made following the receipt by the Administrative Agent of notice of any Disposition pursuant to Section 7.04(c), such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including information relating to any Borrowing Base Properties in connection with any Disposition pursuant to Section 7.04(c).

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b) or Section 6.01(d) (to the extent any such documents are included in materials otherwise filed with the

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Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.carrizo.cc; or (ii) on which such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent, which shall then promptly notify each Lender (by telecopier or electronic mail) of the posting of any such documents, and the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificate required by Section 6.01(c) to the Administrative Agent, which shall then promptly furnish such compliance certificate to the Lenders. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default of which it has knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority of which it has knowledge against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $500,000;

(d) any written notice or written claim from any Governmental Authority to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Materials into the environment, which could reasonably be expected to have a Material Adverse Effect; and

(e) any other development of which it has knowledge that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep

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in full force and effect (a) its legal existence and (b) except where the failure to do so could not reasonably be excepted to result in a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

Section 6.04. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropri-ate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. The Borrower shall maintain in effect all insurance required by this Agreement and the Collateral Documents, and the Borrower agrees to comply with the representations and warranties set forth in Section 4.16. The Borrower agrees to provide the Administrative Agent with certificates or binders evidencing such insurance coverage on an annual basis, and, if requested by the Administrative Agent, the Borrower further agrees to promptly furnish the Administrative Agent with copies of all renewal notices and copies of receipts for paid premiums. The Borrower shall provide the Administrative Agent with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than the seventh day before any such existing policy or policies should expire (or, in the event such certificates or binders are unavailable to the Borrower on such day, within one Business Day of receipt of such certificates or binders of the Borrower).

Section 6.06. Books and Records; Inspection Rights. The Borrower will keep proper consolidated books of record and account in accordance with GAAP. Upon reasonable prior notice, the Borrower shall allow the Administrative Agent’s employees and agents access to its books and records and properties during normal business hours to perform field audits from time to time (provided, that so long as no Event of Default has occurred and is continuing, there may be no more than two such field audits in any calendar year). The Borrower shall pay all reasonable costs and expenses associated with such field audits. The Borrower shall provide the Administrative Agent with such other information as the Administrative Agent may reasonably request from time to time, subject in all cases to any confidentiality restrictions that may be applicable to the Borrower and its Subsidiaries and to any confidentiality restrictions that the Borrower reasonably imposes on the Persons receiving such information; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to disclose to the Administrative Agent or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information; and provided, further, that the Borrower will use commercially reasonable efforts to furnish such information (excluding information covered by confidentiality restrictions in agreements relating

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to seismic, geologic or geophysical data or similar technical and business matters relating to the exploration for oil and gas), which requirement shall be satisfied if the Administrative Agent is offered the opportunity to review such confidential information by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to the Borrower.

Section 6.07. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (a) repay all of the outstanding principal balance of and accrued unpaid interest on the Existing Revolving Facility, (b) to satisfy reimbursement obligations with respect to Letters of Credit, (c) to pay the fees, expenses and transaction costs of the Transactions, (d) to finance the working capital needs of the Borrower and the Restricted Subsidiaries, including capital expenditures, and (e) for general corporate purposes of the Borrower and the Guarantors, in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Interests. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Subsidiaries.

Section 6.09. Mortgages. From time to time as requested by the Administrative Agent and in any event to the extent required under the Intercreditor Agreement and no later than sixty (60) days after the Effective Date, the Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance reasonably acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall reasonably deem necessary or appropriate to grant, evidence and perfect a valid first priority Lien, subject only to Permitted Liens, in (a) not less than eighty percent (80%) of the Engineered Value of all Borrowing Base Properties (excluding any Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas) and (b) not less than eighty percent (80%) of the Engineered Value of the Borrower’s and each Guarantor’s Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas.

Section 6.10. Title Data. As soon as available and in any event no later than six months after the Effective Date, the Borrower will, and will cause each Guarantor to, deliver to the Administrative Agent such opinions of counsel and other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (i) such Credit Party’s title to not less than seventy-five percent (75%) of the Engineered Value of the Borrowing Base Properties (excluding any Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas), (ii) such Credit Party’s title to not less than fifty percent (50%) of the Engineered Value of the Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas and (iii) the validity, perfection and priority of the Liens created by the

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Mortgages and such other matters regarding the Mortgages as Administrative Agent shall reasonably request. The Borrower will, and will cause each Guarantor to, use commercially reasonable efforts to deliver to the Administrative Agent, or its counsel, within 120 days after the Effective Date, reasonably satisfactory evidence demonstrating that the Borrower or such Guarantor, as the case may be, has performed all of the title curative actions described on Schedule 6.10. To the extent any such title curative action is not performed within 120 days of the Effective Date, the Administrative Agent may, in its reasonable discretion, reduce the Borrowing Base and the Conforming Borrowing Base to account for such failure to perform such title curative action and such reduction shall be restored upon the performance of such title curative action to the reasonable satisfaction of the Administrative Agent.

Section 6.11. Swap Agreements. The Borrower will maintain all hedge, collar and swap transactions that are in effect as of the Effective Date without waiver or amendment of any terms or provisions thereof. Upon the request of the Required Lenders, each of Borrower and each Restricted Subsidiary will take all actions necessary to cause all of its right, title and interest in each Swap Agreement to which it is a party and the hedge transactions related thereto to be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties (unless such assignment is subject to the prior consent of any counterparty to such Swap Agreement in which event each Credit Party that is a party to such Swap Agreement shall use its commercially reasonable efforts to obtain such consent), and shall, if requested by the Administrative Agent or the Required Lenders, use its commercially reasonable efforts to cause each such agreement or contract to (a) expressly permit such assignment and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i). Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and Lenders, certified as true and correct by a Financial Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and Lenders may reasonably request.

Section 6.12. Operation of Oil and Gas Interests.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain, develop and operate its Oil and Gas Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each Restricted Subsidiary to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Interests or the production and sale of Hydrocarbons and accompanying elements

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therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.13. Restricted Subsidiaries. In the event any Person is or becomes a Restricted Subsidiary after the Effective Date, the Borrower will (a) promptly take all action necessary to comply with Section 6.14, and, with respect to each such Restricted Subsidiary, provide to the Administrative Agent the information required pursuant to Section 4.13 for Restricted Subsidiaries existing on the Effective Date, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such documents, opinions, instruments, agreements, and certificates similar to those described in Section 5.01(b) and Section 5.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, and (ii) to the extent required to comply with Section 6.09, grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Restricted Subsidiary’s Oil and Gas Interests to secure the Obligations. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Restricted Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Required Lenders.

Section 6.14. Pledged Equity Interests. On the date hereof and at the time hereafter that any Restricted Subsidiary of the Borrower is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Pledge Agreement, in form and substance reasonably acceptable to the Administrative Agent, from the Borrower and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries, together with all certificates (or other evidence reasonably acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall reasonably deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary.

Section 6.15. Production Proceeds and Bank Accounts. Except as otherwise provided in Section 4.18, Subject to the terms and conditions of the Mortgages, each Credit Party shall cause

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all production proceeds and revenues attributable to the Oil and Gas Interests of such Credit Party to be paid and deposited into deposit accounts of such Credit Party maintained with the Administrative Agent or with other financial institutions acceptable to the Administrative Agent and cause all such deposit accounts at such other financial institutions to be subject to a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent (each, an “Eligible Account”).

Section 6.16. Existing Swap Agreements. With respect to each Swap Agreement in effect on the Effective Date and secured by the assets and properties that secure the Existing Revolving Facility, the Borrower shall, on or before June 2, 2006, either (a) terminate such Swap Agreement and pay in full any and all Indebtedness and liabilities arising from such termination or (b) novate such Swap Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.

Article VII

Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor; provided that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Credit Party of the Indebtedness of any other Credit Party;

(e) Indebtedness of the Borrower and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with

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the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.01(e) together with the aggregate principal amount of Indebtedness permitted under Section 7.01(f) and Section 7.01(k) does not exceed $5,000,000 at any time outstanding;

(f) Indebtedness arising under any performance bond, or letter of credit obtained for similar purposes or any reimbursement obligations in respect thereof, entered into in the ordinary course of business;

(g) Indebtedness under Swap Agreements to the extent permitted under Section 7.06;

(h) subject to any adjustment to the Borrowing Base and Conforming Borrowing Base required under Section 3.05, Indebtedness under the Second Lien Facility, including Guarantees thereof by the Restricted Subsidiaries, in an aggregate principal amount not to exceed $175,000,000 at any time outstanding;

(i) Indebtedness consisting of Non-Recourse Debt in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that no Credit Party shall incur any Non-Recourse Debt after the Effective Date without the Required Lenders’ prior written consent to the relevant documentation establishing or evidencing the non-recourse nature and amount of such Non-Recourse Debt, which consent shall not be unreasonably withheld;

(j) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.01(j) together with the aggregate principal amount of the Indebtedness permitted under Section 7.01(e) and Section 7.01(k) does not exceed $5,000,000 at any time outstanding; and

(k) other unsecured Indebtedness of the Credit Parties in an aggregate principal amount that together with the aggregate principal amount of the Indebtedness permitted under Section 7.01(e) and Section 7.01(j) do not exceed $5,000,000.

Section 7.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien created pursuant to this Agreement or the Security Instruments;

(b) Permitted Encumbrances;

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(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset (together with any receivables, intangibles and proceeds related thereto) in prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiary or to any of the Mortgaged Properties and (iii) such Lien shall secure only those obligations or Indebtedness which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and such obligations or Indebtedness is permitted under this Agreement;

(e) Liens on fixed or capital assets (together with any receivables, intangibles and proceeds related thereto) acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted under this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiaries or to any of the Mortgaged Properties;

(f) subject to the Intercreditor Agreement, Liens securing the Second Lien Obligations; provided that such Liens shall not encumber any property or asset that is not subject to a lien of the appropriate priority in favor of or for the benefit of the Secured Parties to secure the Obligations;

(g) Liens securing the obligations and liabilities of the Borrower or any Restricted Subsidiary under Swap Agreements to the extent permitted under, and subject to the limitations set forth in, Section 7.06; and

(h) Liens granted prior to the Effective Date to secure Non-Recourse Debt, outstanding as of the Effective Date, or Liens granted after the date of this Agreement to secure Non-Recourse Debt permitted under Section 7.01(i).

Section 7.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of

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this Agreement and after giving effect to the Transactions and businesses reasonably related thereto. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or consolidate with any other Person; provided that the continuing or surviving person is the Borrower;

(b) any Restricted Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any other Person; provided that the continuing or surviving Person is a Restricted Subsidiary;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; and

(d) any Restricted Subsidiary may participate in a merger or consolidation as part of a Disposition of such Restricted Subsidiary that is permitted under Section 7.04.

Section 7.04. Dispositions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any Disposition, except:

(a) Dispositions permitted by Section 7.03;

(b) Dispositions made between Scheduled Redeterminations of the Borrowing Base having an Engineered Value not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries taken as a whole, 5% of the Borrowing Base most recently determined;

(c) subject to the prior written consent of the Required Lenders, any other Disposition of Borrowing Base Properties, provided that no such consent is required if (i) the Borrower delivers prior written notice of such Disposition to the Administrative Agent at least 30 days prior to the date of such Disposition specifying the Borrowing Base Properties to be included in such Disposition, the proposed closing date for such Disposition and the consideration to be received by the Borrower and any Guarantors, as the case may be, as a result of such Disposition, and (ii) the Credit Parties prepay the Borrowings pursuant to Section 2.10(b) in an amount sufficient to eliminate any Borrowing Base Deficiency as determined by the Required Lenders after the receipt of such notice by the Administrative Agent and in such Lenders’ complete and sole discretion using such methodologies, assumptions and discount rates as such Lenders customarily use in assigning collateral value to Oil and Gas Interests as of such date of determination;

(d) Dispositions consisting of assignments of customary overrides, royalties, working interests in exchange for a commitment of the transferee to bear a

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interests relate, and similar ordinary course transactions;

(e) Permitted Dispositions;

(f) the Disposition of Oil and Gas Interests and other properties described on Schedule 7.04; and

(g) Dispositions of any assets not constituting Borrowing Base Properties or the proceeds thereof;

provided, however, that any Disposition pursuant to clauses (b) through (f) shall be for fair market.

Section 7.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in the Equity Interests of any Restricted Subsidiary; provided that none of the proceeds of any such investment are used to make an investment in Pinnacle or any Person other than a Restricted Subsidiary;

(c) investments by the Borrower or any Guarantor consisting of intercompany Indebtedness permitted under Section 7.01(c) provided that none of the proceeds of any such investment are used to make an investment in Pinnacle or any Person other than a Restricted Subsidiary;

(d) Guarantees constituting Indebtedness permitted by Section 7.01;

(e) investments consisting of Swap Agreements to the extent permitted under Section 7.06; and

(f) Loans or advances to employees in the ordinary course of business in an aggregate amount for all employees of the Borrower and its Subsidiaries not in excess of $750,000 at any one time outstanding

(g) trade credits and accounts arising in the ordinary course of business;

(h) investments made as a result of the receipt of non-cash considerations from a Disposition that was made pursuant to and in compliance with this Agreement;

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(i) investments made in any debtor of the Borrower as a result of the receipt of stock, obligations or securities in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary;

(j) investments made pursuant to the requirements of farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements entered into the ordinary course of business (including advances to operators under operating agreements entered into by the Borrower in the ordinary course of business); provided that any such single investment in excess of $1,000,000 shall be approved by the Board of Directors of the Borrower.

(k) investments made in connection with the purchase, lease, or other acquisition of tangible assets of any Person and investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business, of any Person, or all of the capital stock or other equity interests of any Person, or any division, line of business or business unit of any Person (including (i) by the merger or consolidation of such Person into the Borrower or any Restricted Subsidiary or by the merger of a Restricted Subsidiary into such Person and (ii) the purchase of proved reserves); provided that any newly acquired Subsidiary shall promptly comply with the requirements of Section 6.13;

(l) investments in Pinnacle existing as of the Effective Date; and

(m) any other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together will all other investments made pursuant to this clause (m) do not exceed $2,000,000.

Section 7.06. Swap Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or maintain any Swap Agreement, except the Swap Agreements required under Section 6.11 and Swap Agreements entered into in the ordinary course of business and not for speculative purposes to (a) hedge or mitigate Crude Oil and Natural Gas price risks to which the Borrower or any Restricted Subsidiary has actual exposure, and (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party; provided that with respect to the preceding clause (a), (i) to the extent any such Swap Agreements require any Credit Party to deliver money, assets or other security, including letters of credit, against any event of nonperformance prior to actual default by such Credit Party in the performance of its obligations thereunder (excluding any such Swap Agreement with any Lender Counterparty that only requires the delivery of the money, assets or other security required pursuant to the Loan Documents), the aggregate value of all money, assets or other security, including the amount drawn or which could be drawn under any such letters of credit, delivered by the Credit Parties, taken as a whole, shall not exceed $10,000,000 in the aggregate at any time, and the term of any transaction entered into after the Effective Date under any such Swap Agreements requiring such delivery of money, assets or other security shall not exceed twelve (12) months, (ii) such Swap Agreements (at the time each transaction under such Swap Agreement is entered into) would not cause the aggregate notional amount of Crude

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Oil and Natural Gas under all Swap Agreements then in effect (including the Swap Agreements required under Section 6.11) to exceed (x) eighty-five percent (85%) of the “forecasted production from proved producing reserves” (as defined below) of the Borrower and the Restricted Subsidiaries for the first two years of the forthcoming four year period or (y) fifty percent (50%) of the “forecasted production from proved producing reserves” of the Borrower and the Restricted Subsidiaries for the last two years of the forthcoming four year period, and (iii) the maximum duration of any transaction under such Swap Agreements does not exceed 48 months. As used in this clause, “forecasted production from proved producing reserves” means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.01, after giving effect to any pro forma adjustments for the consummation of any Acquisitions or Dispositions of Oil and Gas Interests and production from new wells completed since the effective date of such Reserve Report. Once the Borrower or any Restricted Subsidiaries enters into a Swap Agreement or any hedge transaction pursuant to any Swap Agreement, the terms and conditions of such Swap Agreement and such hedge transaction may not be amended or modified, nor may such Swap Agreement or hedge transaction be cancelled without the prior written consent of Required Lenders.

Section 7.07. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor, (c) the Borrower may make cash payments in lieu of issuing fractional shares in an aggregate amount not exceeding $200,000 during the term of this Agreement, and (d) the Borrower may declare and pay distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal fair market value at the time of declaration.

Section 7.08. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) transactions described on Schedule 7.08, (d) any Restricted Payment permitted by Section 7.07, (e) investments permitted under Section 7.05, (f) with respect to any Person serving as an officer, director, employee or consultant of the Borrower or any Restricted Subsidiary, (i) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity provided that the payment of any such compensation, benefits or indemnification liabilities are approved by a majority of the disinterested members of the Board of Directors of the Borrower or by the Compensation Committee of the Borrower, (iii) the making of advances for travel or other business expenses in the ordinary course of business or (iii) such Person’s participation in any benefit or compensation plan; and (g) the repayment of Indebtedness permitted under Section 7.01(c).

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Section 7.09. Restrictive Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (1) Equity Interests in any Unrestricted Subsidiary, (2) other investments in Equity Interests of joint ventures permitted under Section 7.05(m), (3) investments permitted under Section 7.05(j) if such restriction or conditions apply only to the property or assets that are the subject of such investment and (4) unless the value of such Equity Interests are included in the determination of the Borrowing Base, the investments permitted under Section 7.05(l)), or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions set forth in the Second Lien Facility Documents, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Second Lien Facility) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof (other than oil, gas and mineral leases constituting Mortgaged Properties), (vi) existing restrictions with respect to a Person acquired by the Borrower or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; and (vii) any restriction with respect to Equity Interests of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or any restriction with respect to the assets of a Credit Party imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Equity Interests of such Restricted Subsidiary pending the closing of such sale or disposition.

Section 7.10. Disqualified Stock. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, issue any Disqualified Stock.

Section 7.11. Amendments to Organizational Documents and Fiscal Year. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Restricted Subsidiary under the Organizational Documents of any Restricted Subsidiary that would materially and adversely affect the voting rights or relative priority of any Equity Interests of any Restricted Subsidiary. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, change its fiscal year.

Section 7.12. Financial Covenants.

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(a) Consolidated Current Ratio. The Borrower will not permit the Consolidated Current Ratio to be less than 1.00 to 1.00 at any time.

(b) Leverage Ratio.

(i) The Borrower will not permit the ratio, determined as of the end of the fiscal quarter ending June 30, 2006, of (A) Total Net Debt as of the end of such fiscal quarter, to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on such date, to be greater than 3.50 to 1.0.

(ii) The Borrower will not permit the ratio, determined as of the end of any fiscal quarter ending on or after September 30, 2006, of (A) Total Net Debt as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on such date, to be greater than 3.25 to 1.00.

For purposes of determining the Borrower’s compliance with this Section 7.12(b), Consolidated EBITDAX shall not include the net revenue attributable to any assets that are subject to a Lien granted to secure the Non-Recourse Debt.

Section 7.13. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Agreements permitted under the terms of Section 7.06 and Advance Payment Contracts; provided, that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $1,000,000.

Section 7.14. Second Lien Facility Restrictions. The Borrower will not, nor will it permit any Restricted Subsidiary to, (a) except for the regularly scheduled payments of principal and interest required under the Second Lien Facility Documents, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Second Lien Loans, or (b) except as otherwise permitted under the Intercreditor Agreement, enter into or permit any supplement, modification or amendment of, or waive any right or obligation of any Person under, any Second Lien Document.

Article VIII

Guarantee of Obligations

Section 8.01. Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Lenders and the Lender Counterparties, the punctual payment of all Obligations now or which may in the future be owing by the Borrower under the Loan Documents and all Obligations which may now or which may in the future be owing by the Borrower or any other Guarantor to any Lender Counterparty under any Swap Agreement (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding

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under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Swap Agreements between any Credit Party and any Lender Counterparty, as the case may be, regardless of whether such interest is an allowed claim. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02. Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Swap Agreements to which any Lender Counterparty is a party. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor.

Section 8.03. Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and such Swap Agreements to which any Lender Counterparty is a party and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Swap Agreements are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and such Swap Agreements and reasonable opportunity to act upon such notice.

Section 8.04. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Administrative Agent, any Lender or any Lender Counterparty on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

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Section 8.05. Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Swap Agreements to which any Lender Counterparty is a party are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and the Lender Counterparties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and such Swap Agreements. If any Guarantor makes payment to the Administrative Agent, Lenders, or any Lender Counterparties of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and such Swap Agreements are no longer in effect, the Administrative Agent, Lenders and Lender Counterparties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06. Subordination. Without limiting the rights of the Administrative Agent, the Lenders and the Lender Counterparties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07. Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents and the Swap Agreement to which any Lender Counterparty is a party, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent, the Lenders and the Lender Counterparties harmless from any loss incurred by the Administrative Agent, any Lender or any Lender Counterparty arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent, such Lender or such Lender Counterparty is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place

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where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 8.08. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof. In addition to the foregoing, as collateral security for the repayment of such Guarantor’s obligations and liabilities under this Agreement, each Guarantor hereby grants to each Secured Party, as well as its successors and assigns, a security interest in any and all deposit accounts (within the meaning of the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction) maintained with such Secured Party and all funds that such Guarantor may then have on deposit with or may then be in the possession or control of such Secured Party and its successors or assigns, and such Secured Party is hereby authorized to apply any such funds, upon the occurrence of an Event of Default under the Credit Agreement and the expiration of any applicable grace period allowed to cure the Event of Default, towards repayment of any of the Borrower’s Obligations that are due and payable at such time (whether at maturity, by acceleration, after notice of prepayment or otherwise) subject to this Agreement.

Section 8.09. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.10. Limitations on Guarantee. The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligation of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the guarantors, the Administrative Agent, any Lender or an Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.10 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

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Article IX

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.01, Section 6.02, Section 6.05 (with respect to insurance),and such failure shall continue unremedied for a period of 10 days after the occurrence thereof or (ii) Section 6.03 (with respect to the Borrower or any Restricted Subsidiary’s existence),Section 6.08, or in Article VII;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agree-ment contained in (i) this Agreement (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 days after the occurrence thereof or (ii) any other Loan Document and such failure shall continue unremedied for a period of 20 days after the occurrence thereof;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (or, if permitted by the terms of the relevant document, within any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness permitted under Section 7.01(e) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

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(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the fore-going;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts fully covered by valid and collectible insurance for which the issuer has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) except in connection with a transaction period by Section 7.03 or Section 7.04, the delivery by any Guarantor to the Administrative Agent of written notice that its Guarantee under Article VIII has been revoked or any Guarantee of the Obligations is declared invalid or unenforceable; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Restricted Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the

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continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without present-ment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article X

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until

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written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Article XI

Miscellaneous
Section 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Carrizo Oil & Gas, Inc., 100 Louisiana Street, Suite 1500, Houston, Texas 77002, Attention: Chief Financial Officer;

(ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 19, Mail Code IL1-0010, Chicago, Illinois, 60603-2003, Telecopy No.: (312) 385-7096, Attention: Shawuna Simmons, with a copy to JPMorgan Chase Bank, N.A., 600 Travis Street, 20th Floor, Mail Code TX2-T086, Houston, Texas 77002, Attention: Jo Linda Papadakis, Vice President, Telecopy Number: (713) 216-7770;

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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Section 11.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agree-ment or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (1) increase the Borrowing Base or, at any time prior to August 1, 2007, the Conforming Borrowing Base without the written consent of each Lender, (2) increase the Applicable Percentage of any Lender or the Aggregate Commitment above the Maximum Facility Amount without the written consent of such Lender, (3) reduce the principal amount of any Loan or LC Disbursement or reduce the specified rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (4) decrease the Monthly Reduction without the written consent of each Lender, (5) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender affected thereby, (6) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (7) release any Credit Party from its obligations under the Loan Documents or, except in connection with any sales, transfers, leases or other Dispositions permitted in Section 7.04, release any of the Collateral, or (8) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

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Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provi-sions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE

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DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

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(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

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“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or Section 2.05(e), Section 2.06, Section 2.17(d) or Section 11.03(c), the Administrative Agent shall have no

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obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Borrower (unless such sale is to a Competitor and no Event of Default exists in which event Borrower’s prior written consent shall be required), the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal

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Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS WRITTEN CREDIT AND GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HERE-AFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE-MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS Section 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES , THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under appli-cable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 11.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.

CARRIZO REVOLVING CREDIT AGREEMENT

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CARRIZO OIL & GAS, INC.

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

GUARANTOR:

CCBM, INC.

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, individually and as
Administrative Agent

By: /s/ Charles Kingswell-Smith
Name: Charles Kingswell-Smith
Title: Senior Vice President

CARRIZO REVOLVING CREDIT AGREEMENT - SIGNATURE PAGE